Exhibit 2.1

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT (this “First Amendment”) is effective as of February 27, 2017 among Dejana Truck & Utility Equipment Company, LLC, a Delaware limited liability company formerly known as Acquisition Delta LLC (“Buyer), Peter Paul Dejana Family Trust Dated 12/31/98, a Florida trust (the “Trust”), Peteco Kings Park Inc., a New York corporation formerly known as  Dejana Truck & Utility Equipment Company, Inc. (“DTUENY”), and, solely in the capacity of representative, attorney-in-fact and agent of the Trust and DTUENY, Andrew Dejana, a resident of the State of New York (“Appointed Agent”).

WHEREAS, Buyer, the Trust, DTUENY and Appointed Agent have entered into an Asset Purchase Agreement effective as of June 15, 2016 (the “Purchase Agreement”), pursuant to which Buyer acquired substantially all of the assets of DTUENY and certain of its affiliates;

WHEREAS, Buyer, the Trust, DTUENY and Appointed Agent wish to enter into this First Amendment to more effectively reflect the intent and purpose of the parties under the Purchase Agreement as such intent and purpose existed on June 15, 2016; and

WHEREAS, consistent with the preceding resolution, this First Amendment confirms the manner in which the Annual Earnout Payments (if any) will be calculated for each of the Earnout Years, beginning with the Earnout Year for the fiscal year ended December 31, 2016 (it being understood that the foregoing capitalized terms have the meanings set forth in the Purchase Agreement).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants set forth in this First Agreement, the parties agree as follows:

1.             Amendment to Section 2.4(a).  Section 2.4(a) of the Purchase Agreement is hereby amended and restated in its entirety as set forth below:

(a)           Preliminary Earnout Statement.  On or before April 15th of the calendar year following the applicable Earnout Year, Buyer shall provide Appointed Agent with an unaudited income statement of Buyer with respect to such Earnout Year, together with a calculation of the Earnout Actual Gross Sales, Earnout Actual Gross Profit and Earnout Payment Ratio for such Earnout Year (the “Preliminary Earnout Statement”).  The Parties agree that such income statement shall be prepared in accordance with GAAP as applied by Buyer on a consistent basis except (i) for the absence of footnote disclosure, (ii) expenses historically treated by Sellers as operating expenses that, under GAAP, are included in cost of sales (e.g., freight) shall be added to Earnout Actual Gross Profit for purposes of calculating the Annual Earnout Payments to which the Sellers are entitled, if any, (iii) sales of the type that Sellers historically recognized on a bill and hold basis upon the completion of the truck up-fitting process will continue to be recognized on such income statement on a bill and hold basis upon the completion of the truck up-fitting process (even though GAAP would require recognition only upon the relevant customer taking title to the applicable products) and (iv) sales of Knapheide products of the type that Sellers historically recognized on a gross basis will continue to be recognized on such income statement on a gross basis (even though GAAP would require reporting on a net basis).  For the avoidance of doubt, the Parties acknowledge that the above-described income statement shall be used for the sole purpose of calculating the Annual Earnout Payments to which Sellers are entitled, if any.  The Parties shall comply with the procedures set forth in Section 2.5 with respect to the review and potential adjustment of each Preliminary Earnout Statement.

2.             Amendment to Section 11.16.  The definition of “Earnout Actual Gross Sales” in Section 11.16 of the Purchase Agreement is hereby amended and restated in its entirety as set forth below:

“Earnout Actual Gross Sales” shall mean an amount equal to the amount reflected on the “net sales” line item of the income statement constituting a part of the Final Earnout Statement.

3.             Conflicting Provisions.  Notwithstanding anything to the contrary in this First Amendment or the Purchase Agreement, if any provision of this First Amendment contradicts or otherwise conflicts with any provision of the Purchase Agreement, then the provisions of this First Amendment shall control.

4.             Entire Agreement.  This First Amendment supersedes all prior agreements, and constitutes a complete and exclusive statement of the terms of the agreement, among the parties with respect to its subject matter.  There are no agreements, representations or warranties among the parties relating to the subject matter of this First Amendment other than those set forth or provided for in this First Amendment.  Except as otherwise contemplated by this First Amendment, the Purchase Agreement shall remain in full force and effect in accordance with its terms.

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IN WITNESS WHEREOF, the undersigned have executed and delivered this First Amendment to Asset Purchase Agreement effective as of the day and year first written above.

DEJANA TRUCK & UTILITY EQUIPMENT COMPANY, LLC

By:	/s/ James L. Janik
Name:	James L. Janik
Title:	Chief Executive Officer

PETER PAUL DEJANA FAMILY TRUST DATED 12/31/98

By:	/s/ Andrew Dejana
Name:	Andrew Dejana
Title:	Co-Trustee

By:	/s/ Joanne Southwick
Name:	Joanne Southwick
Title:	Co-Trustee

PETECO KINGS PARK INC.

By:	/s/ Andrew Dejana
Name:	Andrew Dejana
Title:

APPOINTED AGENT:

/s/ Andrew Dejana
Andrew Dejana